Exhibit 13.1

Anchor Video Script

:30

YOU MIGHT HAVE NOTICED UNITED NEWS INTERNATIONAL OR U-N-I TODAY

RECENTLY NEWSBEAT SOCIAL CHANGED ITS NAME TO UNITED NEWS

INTERNATIONAL. DON’T WORRY IT’S THE SAME TRUSTED NEWS SOURCE THAT

YOU HAVE COME TO TRUST EVERYDAY – U-N-I IS PREPARING TO SELL ITS STOCK

TO THE PUBLIC WORLDWIDE AND PLANS TO LIST THAT STOCK ON THE NASDAQ

STOCK EXCHANGE — WE’LL LET YOU KNOW IN THE NEXT COUPLE WEEKS WHEN

YOU CAN INVEST IN THE EXCITING GLOBAL EXPANSION OF UNITED NEWS

INTERNATIONAL